Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Mary Ellen Keating	Andy Milevoj
Senior Vice President	Vice President
Corporate Communications	Investor Relations
Barnes & Noble, Inc.	Barnes & Noble, Inc.
(212) 633-3323	(212) 633-3489
mkeating@bn.com	amilevoj@bn.com

Barnes & Noble Appoints Demos Parneros as Chief Operating Officer

New York, NY – November 21, 2016 – Barnes & Noble, Inc. (NYSE: BKS), the nation’s largest retail bookseller and a leading retailer of content, digital media and educational products, today announced that Demos Parneros has been named Chief Operating Officer. Mr. Parneros, whose appointment is effective immediately, will report to Len Riggio, Chairman and CEO of Barnes & Noble.  In his new role as COO, he will work closely with Mr. Riggio on all aspects of Company operations including stores, merchandising, e-Commerce, systems and real estate.

Mr. Parneros joins Barnes & Noble from Staples, Inc., where he was President, North American Stores & Online. He has 30 years of leadership experience in all aspects of retail management, including operations, human resources, merchandising, e-commerce, marketing and real estate. Mr. Parneros started his career at Staples as General Manager of its first New York City store in 1987. He worked his way up the ranks through multiple management positions, including SVP Mid-Atlantic Operations, President, US Stores, President, US Retail, and President North American Stores & Online, where he was responsible for a team of 50,000 associates, across 1,800 stores, and Staples’ online business.

“We couldn’t be happier to have Demos join Barnes & Noble, given his wealth of experience in specialty retail,” said Len Riggio, Chairman and CEO of Barnes & Noble. “We believe his enviable track record will lend itself well to our priorities to grow our business and to bring value to our shareholders. Demos has been a strong leader throughout his career and we believe he will be successful in adapting to the bookselling industry.”

Mr. Parneros is a graduate of New York University with a Bachelor of Science in Management and Harvard Business School’s Advanced Management Program. He is currently a member of Keycorp’s board of directors and member of the board of advisors of Modell’s Sporting Goods. He is married and has 2 children, and currently resides in Sudbury, Massachusetts.

About Barnes & Noble, Inc.
Barnes & Noble, Inc. (NYSE: BKS) is a Fortune 500 company, the nation’s largest retail bookseller, and a leading retailer of content, digital media and educational products.  The Company operates 638 Barnes & Noble bookstores in 50 states, and one of the Web’s premier e-commerce sites, BN.com (www.bn.com).  The Nook Digital business offers a lineup of popular NOOK® tablets and eReaders and an expansive collection of digital reading and entertainment content through the NOOK Store®. The NOOK Store features more than 4.5 million digital books in the US (www.nook.com), plus periodicals and comics, and offers the ability to enjoy content across a wide array of popular devices through Free NOOK Reading Apps™ available for Android™, iOS® and Windows®.

General information on Barnes & Noble, Inc. can be obtained by visiting the Company's corporate website at www.barnesandnobleinc.com.

Barnes & Noble®, Barnes & Noble Booksellers® and Barnes &Noble.com® are trademarks of Barnes & Noble, Inc. or its affiliates. NOOK® and the NOOK logos are trademarks of Nook Digital, LLC or its affiliates.

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Source: Barnes & Noble, Inc.

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